UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 7, 2010

Date of Report (Date of earliest event reported)

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1–6263	36–2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Immediately prior to the completion of the transaction described in Item 2.01, on April 7, 2010, AAR CORP. (“AAR”), AAR Airlift, LLC, a newly-formed, indirect, wholly-owned subsidiary of AAR (“Purchaser”), and Xe Services LLC (“Xe”) entered into an amendment (the “Amendment”) to the previously reported Membership Unit Purchase Agreement, dated March 25, 2010 (as so amended, the “Purchase Agreement”).  The Amendment recognizes that one of the contingencies subject to an escrow had been resolved and, accordingly, reduced the portion of the purchase price to be deposited into escrow.  A copy of the Amendment is attached as Exhibit 99.1.

Item 2.01   Completion of Acquisition or Disposition of Assets.

On April 7, 2010, Purchaser completed the purchase from Xe of the entire equity interest in Aviation Worldwide Services, L.L.C. (“AWS”), a leading provider of expeditionary airlift services and aircraft modifications to the U.S. and other government customers, pursuant to the Purchase Agreement.  AWS, through its operating subsidiaries, Presidential Airways, Inc. and STI Aviation, Inc., provides fixed- and rotary-wing flight operations, transporting troops and cargo in support of worldwide U.S. Department of Defense and Department of State operations, and performs engineering and design modifications on specialized rotary-wing aircraft for government customers.  Purchaser also acquired the entire equity interest in EP Aviation, LLC (“EPA”), an affiliated entity that owns and leases to AWS the aircraft used in AWS’s operations.

The aggregate consideration for the purchase was approximately $200,000,000 in cash, subject to a possible post-closing net asset value adjustment.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.  A copy of the original Purchase Agreement was previously filed, and a copy of the Amendment is filed herewith, and both are incorporated into this Item 1.01 by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

99.1	Amendment to Membership Unit Purchase Agreement, dated as of April 7, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2010

AAR CORP.

	By	/s/ RICHARD J. POULTON
Richard J. Poulton
Vice President, Chief Financial Officer and
Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Amendment to Membership Unit Purchase Agreement, dated as of April 7, 2010